Exhibit B

Schedule of Transactions in the Shares

Trade Date	Purchase/Sale/Gift	Quantity	Price ($)
3/11/26	Purchase	54,764	$17.5217 (1)
3/12/26	Purchase	299,432	$18.1154 (2)
3/13/26	Purchase	316,017	$18.6150 (3)

(1)	This constitutes the weighted average purchase price. The prices range from $17.18 to $17.70. The Reporting Person will provide upon request by the Securities and Exchange Commission staff (the “SEC Staff”), the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.

(2)	This constitutes the weighted average purchase price. The prices range from $17.43 to $18.39. The Reporting Person will provide upon request by the SEC Staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.

(3)	This constitutes the weighted average purchase price. The prices range from $18.10 to $18.84. The Reporting Person will provide upon request by the SEC Staff, the issuer, or a security holder of the issuer, full information regarding the number of shares purchased at each separate price.